                                                                    Exhibit 99.1

            Foster Wheeler Announces Second-Quarter Financial Results


       HAMILTON, Bermuda--(BUSINESS WIRE)--Aug. 4, 2004--Foster Wheeler Ltd. (OTCBB:FWLRF) today reported net earnings of $29.8 million for the second quarter of 2004, or $0.61 per diluted share. This compares with a net loss for the same quarter of last year of $29.3 million, or $0.72 per diluted share. Revenues for the second quarter of 2004 totaled $669.8 million compared with $935.8 million in the second quarter of last year. Consolidated earnings before income taxes, interest expense, depreciation and amortization (EBITDA) for the second quarter of 2004 were $83.6 million compared with $9.0 million in the second quarter of 2003.

       The quarter's results included a pre-tax gain of $8.7 million on the sale of development rights related to an Italian power project. The sale of the power project development rights was recorded as a one-time gain, and the company anticipates no further such sales this year. However, the business in Italy has historically developed and sold such project rights, and it is actively continuing to develop other project rights that are expected to be offered for sale in the future. The quarter's results also included a net pre-tax asbestos gain of $1.7 million, and pre-tax charges of $4.7 million for professional service expenses and severance benefits driven by the company's balance sheet and operational restructuring process. Last year's quarter included pre-tax charges of $16.0 million for professional services and severance benefits, pre-tax charges of $6.1 million resulting from pension curtailment and revaluation, and net pre-tax charges of $19.5 million related to five North American projects.

       "Project execution by our North American Power and European Engineering and Construction Group operations was better than expected and drove our quarterly earnings," said Raymond J. Milchovich, chairman, president and chief executive officer. "During the quarter, we successfully completed several large projects ahead of schedule, earned performance bonuses, passed performance tests, and agreed with a customer to eliminate any warranty obligations on a major project. Although I am extremely pleased with these results, I do not expect to see earnings of this magnitude for the balance of the year. Several large contracts were completed during the second quarter, and, over the remainder of this year, we do not expect our remaining backlog to generate the level of profits reported this quarter."


       For the six months ended June 25, 2004, revenues were $1.4 billion, down from $1.7 billion in the first six months of last year. The net earnings for the period were $25.5 million compared with a net loss of $49.2 million in the first six months of 2003. Pre-tax charges of $60.8 million were included in the first six months of 2003.


       Extension for Filing Form 10-Q


       The company today is extending through August 9, 2004 the time for filing its Form 10-Q for the second quarter of 2004. It is doing so because one of the company's foreign subsidiaries is a party to performance bonding arrangements with financial institutions which contain certain financial covenants. The company requires additional time to evaluate its compliance and course of action with respect to these financial covenants. In connection with this analysis, the company is also evaluating the effectiveness of its disclosure controls and procedures.

       The company expects its usual earnings conference call to be rescheduled for a date in the near future, which date will be separately announced.

Worldwide Cash and Domestic Liquidity

       Worldwide, total cash and short-term investments at the end of the quarter were $404.7 million, compared with $430.2 million at year-end 2003, and $419.3 million at the end of the second quarter of 2003. The quarter-end cash and short-term investments included $327.2 million held by non-U.S. subsidiaries. As of June 25, 2004, the company's indebtedness was $1.0 billion, down $16 million from year-end 2003 and $75 million from the end of the second quarter of 2003.

       "Assuming we successfully complete our equity-for-debt exchange offer and replace our existing revolving credit facility with a new multi-year facility, we forecast that our domestic liquidity, which includes cash and unused credit line availability, will remain sufficient throughout the next 12 months," commented Mr. Milchovich.

       The company recently announced that significant numbers of institutional investors have agreed to tender their securities in the exchange offer. The company is in the process of distributing offering materials related to the exchange offer as amended. The exchange offer has been extended through August 30, 2004, subject to further extension.

Bookings and Segment Performance

       New orders booked during the second quarter of 2004 were $707.0 million, up approximately 9% from $647.1 million in the second quarter of last year. In the quarter, new orders exceeded revenues for the first time since the third quarter of 2002. The company's backlog at the end of the second quarter of 2004 was $2.3 billion, down from $3.3 billion at the end of the second quarter of 2003, and essentially flat with year-end 2003.

       Second-quarter new bookings for the Engineering and Construction (E&C) Group were $601.9 million, up from $460.4 million during the year-ago quarter and at the highest level for our current E&C businesses since the fourth quarter of 2001. The Group's quarter-end backlog was $1.6 billion, down $0.6 billion compared with $2.2 billion at the end of the second quarter of 2003, but up from $1.3 billion at year-end 2003. Revenues for the E&C Group in the second quarter of 2004 were $426.1 million, down approximately 19% compared with $529.2 million in the second quarter of 2003. The Group's EBITDA was $55.9 million this quarter, up substantially from $13.9 million for the same period last year. Included in EBITDA for this quarter is a gain of $8.7 million on the sale of the development rights on a power project in Italy. Last year's EBITDA included a gain of $2.5 million on the settlement of a claim and losses of $15.0 million on three separate projects.

       New bookings in the second quarter for the Energy Group were $105.2 million, compared with $187.4 million in second quarter 2003. Backlog at quarter-end was $692.8 million, down substantially from $1.2 billion at the end of the second quarter of 2003. Energy Group revenues for the quarter were $256.3 million, compared with $409.3 million in the same quarter of 2003. The Group's EBITDA for the quarter was $48.3 million compared with $29.3 million in the same quarter last year.

Non-Cash Amounts Related to Asbestos

       The company settled with additional asbestos insurance carriers during the second quarter of 2004, reversing an additional $1.7 million of a $68.1 million non-cash charge recorded in the fourth quarter of 2003. This brings, as anticipated, the total amount of the 2003 charge reversed to $13.4 million. The company plans to continue its strategy of settling with insurance carriers by monetizing policies or arranging coverage in place agreements. This strategy is designed to reduce future cash payments from the company to cover asbestos liabilities. The company continues to project that it will not be required to fund any asbestos liabilities from its cash flow before 2010.

Calculation of EBITDA

       Management uses several financial metrics to measure the performance of the company's business segments. EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. EBITDA is defined as earnings/(loss) before taxes, interest expense, depreciation and amortization. The company presents EBITDA because it believes it is an important supplemental measure of operating performance. A reconciliation of EBITDA, a non-GAAP financial measure, to net earnings/(loss), a GAAP measure, is shown below.

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            RECONCILIATION OF EBITDA TO NET EARNINGS/(LOSS)
                       (In Millions of Dollars)

Three months ended June 25, 2004
                                                       Corporate
                                                           &
                                           E&C  Energy Financial Total
                                        ------------------------------
EBITDA                                    55.9   48.3    (20.6)  83.6
Less:  Interest Expense(*)                 2.8    8.3     14.5   25.6
Less:  Depreciation and amortization       2.7    5.1      0.6    8.4
                                        ------------------------------
Earnings/(loss) before income taxes       50.4   34.9    (35.7)  49.6
Less:  Provision/(benefit) for income
  taxes                                   12.5   17.9    (10.6)  19.8
                                        ------------------------------

                                        ------------------------------
Net earnings/(loss)                       37.9   17.0    (25.1)  29.8
                                        ------------------------------

Three months ended June 27, 2003
                                                       Corporate
                                                           &
                                           E&C  Energy Financial Total
                                        ------------------------------
EBITDA                                    13.9   29.3    (34.2)   9.0
Less:  Interest Expense(*)                 1.4    7.2     14.3   22.9
Less:  Depreciation and amortization       2.2    5.2      1.1    8.5
                                        ------------------------------
Earnings/(loss) before income taxes       10.3   16.9    (49.6) (22.4)
Less:  Provision/(benefit) for income
  taxes                                    2.2    6.1     (1.4)   6.9
                                        ------------------------------

                                        ------------------------------
Net earnings/(loss)                        8.1   10.8    (48.2) (29.3)
                                        ------------------------------

(*) Includes interest expense on subordinated deferrable interest debentures in 2004 and mandatorily redeemable preferred security distributions of subsidiary trust in 2003.

       The company believes that the line item on its consolidated statement of operations entitled "net earnings/(loss)" is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings/(loss) as an indicator of operating performance. EBITDA, as the company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company's ability to fund its cash needs. As EBITDA excludes certain financial information compared with net earnings/(loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded. EBITDA, adjusted for certain unusual and infrequent items specifically excluded in the terms of the Senior Credit Facility, is also used as a measure for certain covenants under the Senior Credit Facility.

       The company's non-GAAP performance measure, EBITDA, has certain material limitations as follows:

       -- It does not include interest expense. Because the company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue. Therefore, any measure that excludes interest expense has material limitations;

       -- It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the company's operations, any measure that excludes taxes has material limitations;

       -- It does not include depreciation. Because the company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore any measure that excludes depreciation has material limitations.

Notes to Editor:

       1. Consolidated Statements follow.

       2. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

       3. Safe Harbor Statement

       This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the company and the various industries within which the company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The company cautions that a variety of factors, including but not limited to the factors described under the heading "Business--Risk Factors of the Business" in the company's most recent annual report on Form 10-K/A and the following, could cause the company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

                 Foster Wheeler Ltd. and Subsidiaries
                 ------------------------------------
             Consolidated Statement of Earnings - Summary
             --------------------------------------------
          (In Thousands of Dollars, Except Per Share Amounts)
          ---------------------------------------------------

                          Three months ended      Six months ended
                          ------------------      ----------------
                        June 2004   June 2003   June 2004  June 2003
                       ----------- ----------- ----------- ----------

Unfilled orders       $ 2,276,930 $ 3,345,266 $ 2,276,930 $ 3,345,266
New orders booked         707,044     647,088   1,336,971   1,123,423
                       =========== =========== =========== ===========
Revenues:
 Operating revenues       635,019     922,238   1,301,378   1,706,330
 Other income              34,821      13,568      70,770      40,344
                       ----------- ----------- ----------- -----------
   Total revenues and
    other income          669,840     935,806   1,372,148   1,746,674
                       ----------- ----------- ----------- -----------
Cost and Expenses:
 Cost of operating
  revenues                528,994     859,215   1,120,141   1,586,344
 Selling, general &
  administrative
  expenses                 56,458      47,388     113,642      99,128
 Other deductions           7,158      25,674      25,575      46,918
 Minority interest          1,989       3,035       2,971       4,358
Interest expense           20,747      18,410      41,387      35,832
 Mandatorily redeemable
  preferred security
  distributions of
  subsidiary trust                      4,487                   8,859
 Interest expense on
  subordinated
  deferrable interest
  debentures                4,901                   9,693
                       ----------- ----------- ----------- -----------
 Total costs and
  expenses                620,247     958,209   1,313,409   1,781,439
                       ----------- ----------- ----------- -----------

Earnings /(loss) before
 income taxes              49,593     (22,403)     58,739     (34,765)
Provision for income
 taxes                     19,758       6,935      33,202      14,393
                       ----------- ----------- ----------- -----------
 Net earnings/(loss)       29,835     (29,338)     25,537     (49,158)
                       ----------- ----------- ----------- -----------
Other comprehensive
 income / (loss):
 Foreign currency
  translation
  adjustments              (5,694)         99      (9,698)       (716)
 Minimum pension
  liability adjustment                (13,511)                (13,511)
                       ----------- ----------- ----------- -----------
 Net comprehensive
  income / (loss)     $    24,141 $   (42,750)$    15,839 $   (63,385)
                       =========== =========== =========== ===========


Earnings/(loss) per
 share :
 Basic                      $0.73      ($0.72)      $0.62      ($1.20)
                       =========== =========== =========== ===========
 Diluted                    $0.61      ($0.72)      $0.60      ($1.20)
                       =========== =========== =========== ===========

Shares outstanding (in
 thousands) :
 Basic: weighted-
  average number of
  shares outstanding       41,055      41,044      41,055      41,039
 Diluted : effect of
  share options and
  convertible debt         13,095          (*)     13,108          (*)
                       ----------- ----------- ----------- -----------
     Total diluted         54,150      41,044      54,163      41,039
                       =========== =========== =========== ===========

See attached schedule of gains and charges for the three and six months ended June 2004 and 2003.

(*) The effect of the share options and convertible debt were not included in the calculation of diluted earnings per share as they were antidilutive due to the loss.

                 Foster Wheeler Ltd. and Subsidiaries
                 ------------------------------------
                         Major Business Groups
                         ---------------------
                      ( In Thousands of Dollars )
                      ---------------------------

                           Three months ended     Six months ended
                           ------------------     ----------------
                          June 2004  June 2003   June 2004  June 2003
                          ---------  ---------   ---------  ---------
Engineering and
 Construction (EC)
------------------
 Unfilled orders         $1,586,906 $2,188,642  $1,586,906 $2,188,642
 New orders booked          601,933    460,384   1,075,425    723,157
 Revenues                   426,128    529,184     846,484  1,011,989
                         ---------------------- ----------------------
 EBITDA                      55,926     13,940      91,130     27,058
 Less: Interest expense       2,817      1,367       5,205      1,707
 Less: Depreciation and
  amortization                2,697      2,223       4,951      5,196
                         ---------------------- ----------------------
 Earnings before income
  taxes                      50,412     10,350      80,974     20,155
 Provision for income
  taxes                      12,467      2,213      22,592      5,180
                         ---------------------- ----------------------
 Net earnings                37,945      8,137      58,382     14,975
                         ---------------------- ----------------------

Energy (E)
----------
 Unfilled orders            692,781  1,163,620     692,781  1,163,620
 New orders booked          105,211    187,366     261,503    397,516
 Revenues                   256,324    409,288     526,129    735,715
                         ---------------------- ----------------------
 EBITDA                      48,332     29,322      68,713     60,166
 Less: Interest expense       8,324      7,208      16,454     12,434
 Less: Depreciation and
  amortization                5,058      5,239      10,208     11,063
                         ---------------------- ----------------------
 Earnings before income
  taxes                      34,950     16,875      42,051     36,669
 Provision for income
  taxes                      17,948      6,129      25,948     12,626
                         ---------------------- ----------------------
 Net earnings                17,002     10,746      16,103     24,043
                         ---------------------- ----------------------


Corporate and Financial
 Services  (CF) (2)
----------------------
 Unfilled orders             (2,757)    (6,996)     (2,757)    (6,996)
 New orders booked             (100)      (662)         43      2,750
 Revenues                   (12,612)    (2,666)       (465)    (1,030)
                         ---------------------- ----------------------
 EBITDA                     (20,662)   (34,294)    (33,620)   (59,014)
 Less: Interest expense
  (1)                        14,507     14,322      29,421     30,550
 Less: Depreciation and
  amortization                  600      1,012       1,245      2,025
                         ---------------------- ----------------------
 Loss before income taxes   (35,769)   (49,628)    (64,286)   (91,589)
 Provision for income
  taxes                     (10,657)    (1,407)    (15,338)    (3,413)
                         ---------------------- ----------------------
 Net loss                   (25,112)   (48,221)    (48,948)   (88,176)
                         ---------------------- ----------------------


Total
-----
 Unfilled orders          2,276,930  3,345,266   2,276,930  3,345,266
 New orders booked          707,044    647,088   1,336,971  1,123,423
 Revenues                   669,840    935,806   1,372,148  1,746,674
                         ---------------------- ----------------------
 EBITDA                      83,596      8,968     126,223     28,210
 Less: Interest expense
  (1)                        25,648     22,897      51,080     44,691
 Less: Depreciation and
  amortization                8,355      8,474      16,404     18,284
                         ---------------------- ----------------------
 Earnings/(loss) before
  income taxes               49,593    (22,403)     58,739    (34,765)
 Provision for income
  taxes                      19,758      6,935      33,202     14,393
                         ---------------------- ----------------------
 Net earnings / (loss)       29,835    (29,338)     25,537    (49,158)
                         ---------------------- ----------------------

See attached schedule of gains and charges by group for the three and six months ended June 2004 and 2003.

(1)Includes interest expense on subordinated deferrable debentures in 2004 and mandatorily redeemable preferred security distributions of subsidiary trust in 2003.

(2)Includes intersegment eliminations

Foster Wheeler Ltd.
Summary of gains / (charges)
(In Thousands of Dollars)

                                    Three months ended June 25, 2004
                                  ------------------------------------
                                    E & C   Energy    C & F    Total
                                  --------- -------- -------- --------
Gain on asbestos settlements                           1,700    1,700
Gain on sale of assets               8,700                      8,700
Re-evaluation of contract cost
 estimates                          43,700    4,100            47,800
Restructuring and credit agreement
 costs                                                (4,500)  (4,500)
Severance                             (200)                      (200)
Legal and other                               2,900             2,900
                                  --------- -------- -------- --------
   Total                            52,200    7,000   (2,800)  56,400
                                  --------- -------- -------- --------

                                     Six months ended June 25, 2004
                                  ------------------------------------
                                    E & C   Energy    C & F    Total
                                  --------- -------- -------- --------
Gain on asbestos settlements                          13,400   13,400
Gain on sale of assets              19,200                     19,200
Re-evaluation of contract cost
 estimates                          43,700  (20,500)           23,200
Restructuring and credit agreement
 costs                                               (13,800) (13,800)
Severance                             (600)                      (600)
Legal and other                               2,900             2,900
                                  --------- -------- -------- --------
   Total                            62,300  (17,600)    (400)  44,300
                                  --------- -------- -------- --------


                                    Three months ended June 27, 2003
                                  ------------------------------------
                                    E & C   Energy    C & F    Total
                                  --------- -------- -------- --------
Gain on sale of assets
Re-evaluation of contract cost
 estimates                         (15,000)  (7,000)          (22,000)
Recovery of project claims           2,500                      2,500
Restructuring and credit agreement
 costs                                               (10,100) (10,100)
Severance                           (1,000)           (1,400)  (2,400)
Increased pension and
 postretirement medical costs        1,600            (7,700)  (6,100)
Legal and other                                       (3,500)  (3,500)
                                  --------- -------- -------- --------
   Total                           (11,900)  (7,000) (22,700) (41,600)
                                  --------- -------- -------- --------

                                     Six months ended June 27, 2003
                                  ------------------------------------
                                    E & C   Energy    C & F    Total
                                  --------- -------- -------- --------
Gain on sale of assets              15,300                     15,300
Re-evaluation of contract cost
 estimates                         (36,100)  (2,000)          (38,100)
Recovery of project claims           2,500                      2,500
Restructuring and credit agreement
 costs                                               (20,500) (20,500)
Severance                           (3,800)  (3,300)  (1,500)  (8,600)
Increased pension and
 postretirement medical costs        1,600            (7,700)  (6,100)
Legal and other                                       (5,300)  (5,300)
                                  --------- -------- -------- --------
   Total                           (20,500)  (5,300) (35,000) (60,800)
                                  --------- -------- -------- --------

    Foster Wheeler Ltd. and Subsidiaries
    Condensed Consolidated Balance Sheet
    (In Thousands of Dollars)

                                                June 25,  December 26,
    ASSETS                                        2004        2003
                                               ----------- -----------
CURRENT ASSETS:
 Cash and cash equivalents                     $  321,829  $  364,095
 Short-term investments                            25,342      13,390
 Accounts and notes receivable                    472,026     556,414
 Contracts in process and inventories             146,335     173,293
 Prepaid, deferred and refundable income taxes     24,093      37,160
 Prepaid expenses                                  28,348      30,024
                                               ----------- -----------
   Total current assets                         1,017,973   1,174,376
                                               ----------- -----------
Land, buildings and equipment                     605,655     622,729
Less accumulated depreciation                     321,118     313,114
                                               ----------- -----------
   Net book value                                 284,537     309,615
Restricted cash                                    57,507      52,685
Notes and accounts receivable - long-term          10,879       6,776
Investment and advances                           100,957      98,651
Goodwill, net                                      51,015      51,121
Other intangible assets, net                       69,456      71,568
Prepaid pension cost and related benefit asset      6,903       7,240
Asbestos-related insurance recovery receivable    455,394     495,400
Other assets                                      173,683     182,151
Deferred income taxes                              61,656      56,947
                                               ----------- -----------
   TOTAL ASSETS                                $2,289,960  $2,506,530
                                               ----------- -----------

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Current installments on long-term debt        $  137,468  $   20,979
 Bank loans                                                       121
 Accounts payable                                 243,032     305,286
 Accrued expenses                                 337,827     381,376
 Estimated costs to complete long-term
  contracts                                       454,551     552,754
 Advance payments by customers                     74,095      50,248
 Income taxes                                      68,041      62,996
                                               ----------- -----------
   Total current liabilities                    1,315,014   1,373,760
                                               ----------- -----------
Corporate and other debt less current
 installments                                     205,436     333,729
Special-purpose project debt less current
 installments                                     112,760     119,281
Capital lease obligations                          63,882      62,373
Deferred income taxes                               8,644       9,092
Pension, postretirement and other employee
 benefits                                         301,773     295,133
Asbestos-related liability                        472,891     526,200
Other long-term liabilities and minority
 interest                                         121,029     124,792
Subordinated Robbins exit funding obligations     112,418     111,589
Convertible subordinated notes                    210,000     210,000
Mandatorily redeemable preferred securities of
 subsidiary trust holding solely junior
 subordinated deferrable interest debentures                  175,000
Deferred accrued mandatorily redeemable
 preferred security distributions of
 subsidiary trust                                              38,021
Subordinated deferrable interest debentures       175,000
Deferred accrued interest on subordinated
 deferrable interest debentures                    47,714
Commitments and contingencies                           -           -
                                               ----------- -----------
   TOTAL LIABILITIES                            3,146,561   3,378,970
                                               ----------- -----------

SHAREHOLDERS' DEFICIT:
Common Stock                                       40,772      40,772
Paid-in capital                                   201,841     201,841
Accumulated deficit                              (785,517)   (811,054)
Accumulated other comprehensive loss             (313,697)   (303,999)
                                               ----------- -----------
 TOTAL SHAREHOLDERS' DEFICIT                     (856,601)   (872,440)
                                               ----------- -----------
  TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT  $2,289,960  $2,506,530
                                               ----------- -----------


    CONTACT: Foster Wheeler Ltd.
             Media:
             Maureen Bingert, 908-730-4444
               or
             Investors:
             John Doyle, 908-730-4270
               or
             Other Inquiries:
             908-730-4000